FOR IMMEDIATE RELEASE
CONTACT:          Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS’ NON-CASH CHARGE
SEATTLE—(BUSINESS WIRE)—March 13, 2006—Fisher Communications, Inc. (Nasdaq: FSCI). As noted in Fisher’s February 16, 2006 earnings release, the Company had recognized a non-cash charge related to Fisher’s decision in December 2005 to replace its national advertising sales agency for television operations. This non-cash charge and related items that were previously presented in the press release as a reduction to revenue, are now reflected within selling expenses in the attached financial information. The Company notes that this change does not impact previously released net operating results, pre-tax results, earnings per share, any cash flow measure, and there is no impact to condensed consolidated balance sheets.
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Fisher Communications, Inc. is a Seattle-based integrated media company. The Company’s nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. The Company also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended				Three months ended
	December 31				December 31
	2005				2005
(in thousands, except per-share amounts) Unaudited	As Presented	Change	Revised	2004	As Presented	Change	Revised	2004

Revenue	$144,471	$4,848	$149,319	$153,866	$34,588	$4,848	$39,436	$42,349
Costs and expenses
Cost of services sold	73,798		73,798	69,123	15,945		15,945	15,674
Selling expenses	27,496	4,848	32,344	27,626	6,837	4,848	11,685	6,769
General and administrative expenses	34,074		34,074	34,682	8,911		8,911	8,589
Depreciation and amortization	13,085		13,085	16,017	2,640		2,640	3,762

	148,453	4,848	153,301	147,448	34,333	4,848	39,181	34,794

Income (loss) from operations	(3,982)	—	(3,982)	6,418	255	—	255	7,555
Net gain (loss) on derivative instruments	—		—	(12,656)	—		—	589
Loss from extinguishment of long-term debt	—		—	(5,034)	—		—	—
Other income, net	3,674		3,674	3,421	982		982	1,174
Interest expense	(13,726)		(13,726)	(11,776)	(3,485)		(3,485)	(3,455)

Income (loss) from continuing operations before income taxes	(14,034)	—	(14,034)	(19,627)	(2,248)	—	(2,248)	5,863
Provision (benefit) for federal and state income taxes	(8,962)		(8,962)	(7,806)	(4,124)		(4,124)	1,315

Income (loss) from continuing operations	(5,072)	—	(5,072)	(11,821)	1,876	—	1,876	4,548
Loss from discontinued operations, net of income taxes	—	—	—	(132)	—	—	—	—

Net income (loss)	$(5,072)	$—	$(5,072)	$(11,953)	$1,876	$—	$1,876	$4,548

Income (loss) per share:
From continuing operations	$(0.58)		$(0.58)	$(1.37)	$0.22		$0.22	$0.53
From discontinued operations				(0.02)

Net income (loss) per share	$(0.58)		$(0.58)	$(1.39)	$0.22		$0.22	$0.53

Weighted average shares outstanding	8,678		8,678	8,617	8,700		8,700	8,619

Income (loss) per share assuming dilution:
From continuing operations	$(0.58)		$(0.58)	$(1.37)	$0.22		$0.22	$0.53
From discontinued operations				(0.02)

Net income (loss) per share	$(0.58)		$(0.58)	$(1.39)	$0.22		$0.22	$0.53

Weighted average shares outstanding assuming dilution	8,678		8,678	8,617	8,708		8,708	8,634